Exhibit 3.2

Number: BC1261531

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that LANNISTER EXPLORATION CORP. changed its name to LANNISTER MINING CORP. on August 26, 2020 at 07:41 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On August 26, 2020 CAROL PREST Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE